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                                                                   EXHIBIT 10.68


                        AMENDMENT TO EMPLOYMENT AGREEMENT

         This Amendment to Employment Agreement (the "Amendment") is made this 1st day of April, 1997, by and between Caraco Pharmaceutical Laboratories, Ltd. (the "Company") and William R. Hurd ("Employee").


                                   WITNESSETH:

         WHEREAS, the Company and Employee entered into that certain Employment Agreement dated October 28, 1993, as amended on September 8, 1995 (the "Employment Agreement");

         WHEREAS, Sun Pharmaceutical Industries Limited ("Sun") has indicated that it intends to contribute $7.5 million to the Company for 5.3 million shares of the Company's Common Stock pursuant to a stock purchase agreement (the "Stock Purchase Agreement");

         WHEREAS, Sun's capital contribution pursuant to the Stock Purchase Agreement is dependent, among other things, on reductions in Company expenses and reductions in capital; and

         WHEREAS, Employee recognizes the importance of Sun's capital contribution to the Company pursuant to the Stock Purchase Agreement, and agrees to accommodate Sun's need for reductions in the Company's expenses and capital through modification of his Employment Agreement.

         NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties covenant and agree that the following shall become effective on the date that Sun and the Company execute the Stock Purchase Agreement.

         1. Salary Reduction. Paragraph 3(a) of the Employment Agreement is hereby amended by reducing the annual salary payable to Employee from $160,000 to $120,000. Except for the change in the amount of the annual salary, the provisions of Paragraph 3(a) continue in full force and effect.

         2. Termination Without Cause. Subparagraphs 7(c)(ii)(a), (b) and (c) of the Employment Agreement are hereby amended by changing the applicable period over which the severance package is to be paid from eighteen (18) months to six
(6) months. Except for this change, the provisions of Subparagraphs 7(c)(ii)(a),
(b) and (c) continue in full force and effect.


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         3. No Change in Control. Employee hereby agrees that Sun's purchase of the Company's shares and control of the Company's Board of Directors pursuant to the Stock Purchase Agreement will not constitute a "Change in Control" for purposes of Paragraph 9 of the Employment Agreement.

         4. Existing Employment Agreement. Except as modified hereby, the terms and conditions of the Employment Agreement shall continue in full force and effect.

         IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement on the date first above written.


CARACO PHARMACEUTICAL LABORATORIES, LTD., a Michigan corporation


By:
   ----------------------------------
         Allan J. Hammer
    Its:  Chief  Financial Officer


EMPLOYEE:


-------------------------------------
William R. Hurd






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